UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2017

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

On October 26, 2017, HTG Molecular Diagnostics, Inc. (the “Company”) entered into a second statement of work (“SOW Two”) with QIAGEN Manchester Limited (“QIAGEN”), a U.K. corporation and wholly owned subsidiary of QIAGEN N.V. SOW Two was entered into pursuant to the Company’s Master Assay Development, Commercialization and Manufacturing Agreement (the “Master Agreement”) with QIAGEN, and was made effective as of June 2, 2017 (“Onset Date”). SOW Two relates to the Company’s second development program under the Master Agreement, which the Company previously announced it had initiated in July 2017. SOW Two addresses development activities conducted by the Company and QIAGEN subsequent to the Onset Date and expected to be further conducted by the parties in connection with a sponsor project agreement (“Project Agreement”) entered into between QIAGEN and Bristol-Myers Squibb Company, a Delaware corporation (“BMS”).

The development work performed and expected to be performed by the Company and QIAGEN under SOW Two (“Initial Phase Work”) is expected form the basis for a multi-stage project leading to the potential development and commercialization of a companion diagnostic assay in support of one or more of BMS’s therapeutic development and commercialization programs. SOW Two will expire upon completion of the Initial Phase Work and receipt by the Company of all amounts due for such work, which the Company believes will occur in mid‑2018, subject to any unexpected project delays. QIAGEN will pay the Company mid-single digit millions of dollars for the Initial Phase Work performed by the Company under SOW Two. In addition, the Company and QIAGEN will share in any net profits (as determined under the Master Agreement) generated by the Initial Phase Work on an approximately quarterly basis throughout the SOW Two term.

SOW Two also provides that, notwithstanding anything in Master Agreement to the contrary, neither QIAGEN nor the Company shall have the right to terminate SOW Two or the Master Agreement to the extent it relates to SOW Two upon a change of control of either party.

Concurrent with SOW Two, as a condition to BMS’s approval of SOW Two, the Company, QIAGEN and BMS entered into a Supplement Agreement, which was also made effective as of the Onset Date. The Supplement Agreement establishes certain rights and obligations of the parties with regard to confidential information and other intellectual property required to perform, and/or produced as a result of, the Initial Phase Work. The Company will receive sole ownership of HTG Technology Improvements (as such term is defined in the Supplement Agreement) that may be developed as a result of the Initial Phase Work, and has agreed to grant certain royalty‑free, non-exclusive license rights to the Company’s technology in the event of a project delay caused by the Company, and to certain patent rights the Company may obtain as a result of the Initial Phase Work. In addition, the Supplement Agreement provides that the Company will have joint ownership of certain other results of the Initial Phase Work, and royalty‑free, non‑exclusive license rights to BMS‑ or QIAGEN-owned patents resulting from the Initial Phase Work. The Supplement Agreement will expire or terminate upon expiration or termination of the Project Agreement, which is expected to be approximately coextensive with the term of SOW Two.

QIAGEN North American Holdings, Inc., a wholly-owned subsidiary of QIAGEN N.V., owns 833,333 shares of the Company’s common stock, and holds a subordinated convertible promissory note issued by the Company in the principal amount of $3.0 million.

Forward Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated benefits or outcomes of SOW Two and the Supplement Agreement, and the potential development and commercialization of a next generation sequencing-based companion diagnostic assay. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that the development activities contemplated by SOW Two may not be performed as expected, or at all, the risk that the development work under SOW Two may not lead to follow-on projects for BMS, the risk that the development work under SOW Two may not support the development and commercialization of a diagnostic assay, risks associated with the process of developing, marketing and commercializing our products, our ability to achieve and sustain sufficient market acceptance, and the capabilities of our product and service solutions to keep pace with rapidly changing technology and customer requirements. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. All forward-looking statements contained in this report speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: November 1, 2017	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Vice President of Finance and Administration and Chief Financial Officer